Exhibit 99.1

Net Announces Change in Management of NET Federal

FREMONT, CA – April 20, 2009 – Network Equipment Technologies, Inc. (“NET”, NYSE: NWK) announced today that Gary Lau, President of NET Federal and an officer of Network Equipment Technologies, Inc., has retired from the company after 22 years of service. Mr. Lau will be succeeded by James “Jim” Fitzpatrick, who has joined NET as President of NET Federal and will also serve as an officer of Network Equipment Technologies, Inc.

Fitzpatrick has over 28 years of professional experience in the Federal marketplace. He joins NET from Ericsson Federal (formerly Marconi Federal), where he was VP of Federal Sales. At Marconi Federal, he oversaw channel sales and partner programs and was in charge of business development. Fitzpatrick has also held senior management positions at NCR and AT&T. His professional experience includes sales, marketing, business development and large-scale program management, along with legal, financial and contract management. Fitzpatrick earned a bachelor’s degree from Marquette University and a law degree from the University of Baltimore, and did additional graduate studies in Information Technology at Johns Hopkins University.

“Gary Lau’s leadership has been instrumental in bolstering our government sales over the years. He has championed many of the new technology initiatives that have strengthened NET’s leadership position in multi-service and secure voice networking solutions. He and his team have generated a substantial portion of our revenue in recent years, and we are very appreciative of these contributions,” said C. Nicholas Keating, Jr., President and CEO.

“We are delighted to have Jim Fitzpatrick joining the company and believe his significant experience dealing with defense, intelligence, and civilian agencies of the Federal Government will enable him to work closely with our customers and provide leadership as we pursue our Unified Communications strategy for our current and new government customers,” Keating added.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company's broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET's voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America. The company sells its solutions through a direct sales force and an international network of resellers and distributors.

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